GODFREY :KAHNs.c.

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April 26, 2024

Trust for Professional Managers 615 East Michigan Street Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
We consent to the incorporation by reference in this Registration Statement of our opinion dated May 21, 2020 regarding the sale of an indefinite number of Institutional Class and Open Class shares of the Terra Firma US Concentrated Realty Equity Fund, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yo

&KAHN, S.C.

31013976.1

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